UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2026
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SENTI BIOSCIENCES HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)
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Delaware	001-40440	42-1912154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Corporate Drive, First Floor
South San Francisco, California 94080
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 239-2030

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SNTI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry Into a Material Definitive Agreement.
On September 1, 2026, the Securities Purchase Agreement, dated April 27, 2026 (the “Purchase Agreement”), by and among the Senti Biosciences Holdings, Inc. (the “Company”), Senti Holdings, Inc (“Senti Holdings” or “Midco”), Senti Biosciences, Inc. (“Opco”), CPIF II-7 was amended pursuant to Amendment No. 1 to Securities Purchase Agreement, dated as of September 1, 2026 (the “Amendment”), by and among the Company, Midco, Opco, CPIF II-7 and NSG BioInnovation Fund, L.P. (“NSG”). Pursuant to the Amendment, Midco’s Senior Secured Convertible Notes (the “Notes”) may be issued, with the consent of CPIF II-7 Limited, in more than two tranches, and the issuance and sale to NSG of $2.0 million in aggregate principal of Notes in a third tranche was specifically authorized. Pursuant to the Amendment, the purchase by NSG of these Notes will be deemed to satisfy the remaining obligation of Celadon Partners SPV 35 Limited (“Parent”) to purchase Notes under the Agreement and Plan of Merger, dated July 14, 2026, by and among the Company, Midco, Opco, Parent and Senti Merger Sub, Inc. The Company expects the closing of this issuance and sale of Notes to NSG to occur within three business days of the date of the Amendment, subject to the closing conditions set forth in the Purchase Agreement, as amended.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 27, 2026, the Company received (1) a written notice (the “Minimum Bid Price Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive trading days, the closing bid price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), had closed below the minimum bid price requirement of $1.00 per share for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) and (2) a written notice (the “Stockholders’ Equity Notice”) from Nasdaq notifying the Company that, based on the Company’s stockholders’ deficit of $3,401,000 as of June 30, 2026, it is no longer in compliance with the minimum stockholders’ equity requirement of $2.5 million for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). The Stockholders’ Equity Notice further noted that the Company did not, as of August 27, 2026, meet any of the alternatives to the Stockholders’ Equity Requirement.
Neither the Minimum Bid Price Notice nor the Stockholder Equity Notice has an immediate effect on the listing or trading of the Company’s Common Stock and the Common Stock will continue to trade on the Nasdaq Capital Market under the symbol “SNTI.”
Minimum Bid Price Requirement
In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has been provided an initial compliance period of 180 calendar days, or until February 23, 2027 to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for a minimum of 10 consecutive trading days prior to February 23, 2027, and the Staff will provide written notification to the Company that it complies with the Minimum Bid Price Requirement and the Common Stock will continue to be eligible for listing on The Nasdaq Capital Market. There can be no assurance that the Company will be able to regain compliance or that Nasdaq will extend the compliance period.
If the Company does not regain compliance by February 23, 2027, the Company may be eligible for an additional 180 calendar day compliance period. To qualify, the Company must meet the continued listing requirement for market value of publicly held shares as well as all other standards for initial listing on The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement. The Company would also need to provide written notice of its intention to cure the bid price deficiency during the additional compliance period, by effecting a reverse stock split, if necessary. As part of its review process, Nasdaq will make a determination of whether it believes the Company will be able to cure this deficiency.
If the Company does not regain compliance within the compliance period(s), Nasdaq will provide written notification to the Company that the Common Stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. There can be no assurance that, if the Company decides to appeal the delisting determination, such appeal would be successful.

The Company intends to monitor the closing bid price of the Common Stock and intends to, if appropriate, take actions to regain compliance with the Minimum Bid Price Requirement, including, subject to approval of the Company’s Board of Directors and stockholders, effecting a reverse stock split. In connection with its Annual Meeting of Stockholders for 2026, the Company has filed a preliminary proxy statement with a proposal to effect a reverse stock split. There can be no assurance that the Company will be able to regain compliance with the Minimum Bid Price Requirement or will otherwise be in compliance with other applicable Nasdaq listing rules.
Stockholders’ Equity Requirement
The Company has until October 11, 2026 to provide Nasdaq with a plan to regain compliance with the Stockholders’ Equity Requirement. If the Company’s plan to regain compliance is accepted, Nasdaq may grant an extension of up to 180 calendar days from August 27, 2026 for the Company to evidence compliance.
The Company intends to submit a plan to Nasdaq to regain compliance with the Nasdaq Listing Rules. In determining whether to accept the plan, Nasdaq will consider such things as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the Company’s past compliance history, the reasons for the Company’s current non-compliance, other corporate events that may occur within Nasdaq’s review period, the Company’s overall financial condition and its public disclosures. If Nasdaq does not accept the Company’s plan, the Company may request a hearing where it would present its plan to a Nasdaq Hearings Panel.
There can be no assurance that the Company will be able to regain compliance with the Stockholders’ Equity Requirement or will otherwise be in compliance with other applicable Nasdaq listing rules.
Additional Information and Where to Find It
In connection with the issuance of any Notes beyond the Exchange Cap (as defined in the Notes) and the potential transaction pursuant to which, if consummated, an entity affiliated with Celadon would merge with and into Senti Holdings and Senti Holdings would issue a contingent value right to the Company’s stockholders, which may pay out up to an aggregate of $60.0 million in cash subject to the achievement of certain regulatory and sales milestones with respect to the Company’s product candidate, SENTI-202 (the “Subject Transactions”), the Company has filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on July 21, 2026. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the annual or special meeting of stockholders relating to the Subject Transactions. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Subject Transactions. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE SUBJECT TRANSACTIONS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE SUBJECT TRANSACTIONS. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Subject Transactions (as and when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or the Company’s website (investors.sentibio.com) or by writing to the Company’s Corporate Secretary at 2 Corporate Drive, First Floor, South San Francisco, CA, 94080, Attention: Corporate Secretary.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Subject Transactions. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the amendment to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 29, 2026. Information regarding the identity of the potential participants, and their direct or indirect interests in the Subject Transactions, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the Subject Transactions.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 1 to Securities Purchase Agreement, dated as of September 1, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTI BIOSCIENCES HOLDINGS, INC.

Date:	September 2, 2026	By:	/s/ Timothy Lu
		Name:	Timothy Lu, M.D., Ph.D.
		Title:	Chief Executive Officer